Exhibit 8

Subsidiaries of the Registrant

Name	Jurisdiction of Incorporation	Percentage Ownership (Direct Parent)

China Coal Mining Investments Limited	Hong Kong Special Administrative Region	100% (held by Registrant)
Double Grow International Limited	British Virgin Islands	100% (held by Registrant)
Easy Gain Investments Limited	British Virgin Islands	100% (held by Double Grow)
Feishang Dayun Coal Mining Limited	Hong Kong Special Administrative Region	100% (held by Pineboom)
Feishang Mining Holdings Limited	British Virgin Islands	100% (held by Registrant)
Feishang Yongfu Mining Limited	Hong Kong Special Administrative Region	100% (held by Newhold)
FMH Corporate Services Inc.	Florida, the United States	100% (held by Registrant)
Full Profit Investments Limited	British Virgin Islands	100% (held by Double Grow)
Newhold Investments Limited	British Virgin Islands	100% (held by Registrant)
Pineboom Investments Limited	British Virgin Islands	100% (held by Registrant)
Planta Metalurgica Antay Pacha S.A.	Plurinational State of Bolivia	60% (held by Full Profit) 20% (held by Double Grow)
20% (held by Easy Gain)
Shenzhen Feishang Management and Consulting Co., Ltd.	People’s Republic of China	100% (held by Yunnan Mining)
Silver Moon Technologies Limited	British Virgin Islands	80% (held by Registrant)
Sunwide Capital Limited	British Virgin Islands	100% (held by Registrant)
Yangpu Lianzhong Mining Co., Ltd.	People’s Republic of China	100% (held by China Coal)
Yangpu Shuanghu Industrial Development Co., Ltd.	People’s Republic of China	100% (held by Feishang Yongfu)
Yunnan Feishang Mining Co., Ltd.	People’s Republic of China	100% (held by Yangpu Shuanghu)